Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Gladstone Acquisition Corporation, a Delaware corporation (the “Company”), is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a public offering (the “Public Offering”) of its Class A common stock. In connection with the Public Offering, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, and any amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

/s/ Terry L. Brubaker
Name: Terry L. Brubaker
Date: February 9, 2021